CRAiLAR TECHNOLOGIES INC. APPROVES ADVANCE NOTICE POLICY

FOR IMMEDIATE RELEASE

Victoria, B.C., and Portland, Ore. (September 9, 2013) - CRAiLAR Technologies Inc. (TSXV: CL) (OTCBB: CRLRF) ("CL" or the "Company") announces that the board of directors (the "Board") of the Company approved an advance notice policy (the "Advance Notice Policy") on September 6, 2013. The Advance Notice Policy includes, among other things, a provision that requires advance notice be given to the Company in circumstances where nominations of persons for election to the Board are made by shareholders of the Company other than pursuant to: (i) a requisition of a meeting made pursuant to the provisions of the Business Corporations Act (British Columbia) (the "Act"); or (ii) a shareholder proposal made pursuant to the provisions of the Act.

Additionally, the Advance Notice Policy sets a deadline by which holders of record of common shares of the Company must submit director nominations to the Company prior to any annual or special meeting of shareholders, sets forth the information that a shareholder must include in the notice to the Company, and establishes the form in which the shareholder must submit the notice for that notice to be in proper written form.

In the case of an annual meeting of shareholders, notice to the Company must be made not less than 30 days nor more than 65 days prior to the date of the annual meeting. However, in the event that the annual meeting is to be held on a date that is less than 40 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be made not later than the close of business on the tenth (10th) day following such public announcement.

In the case of a special meeting of shareholders (which is not also an annual meeting) notice to the Company must be made not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting was made.

The Advance Notice Policy is in full force and effect as of the date it was approved. At the Company's 2013 annual general and special meeting of shareholders (the "Meeting"), which is scheduled to be held on November 6, 2013, shareholders of the Company will, among other things, be asked to approve an alteration to the Company's articles to include the provisions of the Advance Notice Policy (the "Alteration"). If the shareholders approve the Alteration then the Advance Notice Policy will terminate following the termination of the Meeting and will be concurrently superseded by the Alteration. If the shareholders do not approve the Alteration then the Advance Notice Policy will terminate and be of no further force and effect following the termination of the Meeting.

For purposes of the Meeting, in accordance with the terms of the Advance Notice Policy, the Board has determined that notice of nominations of persons for election to the Board at the Meeting must be made by October 7, 2013. Such notice must be in the form, and given in the manner, prescribed by the Advance Notice Policy, to Larisa Harrison, the Corporate Secretary of the Company, at the principal executive offices of the Company at Suite 305, 4420 Chatterton Way, Victoria, British Columbia, Canada V8X 5J2.

The full text of the Advance Notice Policy is available under the Company's profile on SEDAR at www.sedar.com.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp., Cotswold Industries, Cone Mills and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

For further information please contact:

Media Contact:
Ryan Leverenz
CRAiLAR Technologies Inc.
(415) 999-1418
ryan.leverenz@crailar.com

Investor Contact:
Mark McPartland
MZ Group
(646) 593-7140
ir@crailar.com

Corporate Officer:
Guy Prevost
Corporate Controller and Compliance Officer
CRAiLAR Technologies Inc.
(866) 436-7869
ir@crailar.com

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, closing date of the Offering and the anticipated use of the net proceeds of the Offering. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. The closing of the Offering could be delayed if CL is not able to obtain the necessary regulatory and stock exchange approvals on the timelines it has planned. The Offering will not be completed at all if these approvals are not obtained or some other condition to the closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Offering by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. The Exchange has neither approved nor disapproved the contents of this press release.